Exhibit (e)(31)

CRESCENT FINANCIAL CORPORATION
CRESCENT STATE BANK
AMENDED AND RESTATED DIRECTORS’ COMPENSATION PLAN

Amendment No. 1

By a vote of the Board of Directors of Crescent State Bank (hereinafter referred to as the “Bank”) on the 22nd day of February, 2005, the Bank established the Crescent State Bank Directors’ Compensation Plan (hereinafter referred to as the “Plan”).  The Plan was adopted by Crescent Financial Corporation (the “Company”), the parent holding company for the Bank, and was amended and restated by the Company and the Bank on October 27, 2009.  Capitalized terms used herein but not otherwise defined shall have their respective meanings set forth in the Plan.

WHEREAS, Section VII.A. of the Plan provides that during the lifetime of a Participant, the Plan may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Participant, the Company, the Bank, and the Purchasing Agent;

WHEREAS, the Company and the Bank entered into an Investment Agreement with Piedmont Community Bank Holdings, Inc. (“Investor”), dated February 23, 2011, as amended from time to time (the “Investment Agreement”), pursuant to which, under the terms and conditions set forth therein, (i) Investor intends to purchase 18,750,000 shares of newly issued Common Stock in exchange for a $75 million investment in the Company (the “Investment”), and (ii) Investor will conduct a tender offer (the “Offer”) for 6,442,105 shares of Common Stock at a price of $4.75 per share;

WHEREAS, James A Lucas Jr., Brent D. Barringer, Charles A. Paul III, and Jon S. Rufty, current members of the board of directors of the Company and the Bank, will continue as directors of the Company and the Bank after the consummation of the Investment, and in connection therewith, have entered into voting agreements (each, a “Voting Agreement”) with Investor which, among other things, contractually prohibits such persons from tendering shares of Common Stock owned by them into the Offer;

WHEREAS, Brent D. Barringer and Jon S. Rufty (collectively, the “Designated Continuing Company Board Members”) each have a loan or loans outstanding with the Bank;

WHEREAS, William H. Cameron, Michael G. Carlton, Kenneth A. Lucas, Francis R. Quis Jr. and Stephen K. Zaytoun (collectively, the “Discontinuing Company Board Members”), current members of the board of directors of the Company and the Bank, will not continue as directors of the Company, but with the exception of Mr. Carlton, will continue as directors of the Bank after the consummation of the Investment, and are not subject to voting agreements prohibiting such persons from tendering shares of Common Stock owned by them into the Offer;

WHEREAS, the Company desires to allow the Discontinuing Company Board Members the opportunity to tender their shares of Common Stock into the Offer;

WHEREAS, the Company desires to allow the Designated Continuing Company Board Members the opportunity to tender into the Offer their shares of Common Stock credited to them under the Plan solely for the purpose of applying the proceeds of the tender to the elimination or reduction of their respective levels of indebtedness to the Bank;

WHEREAS, the Investor and each Designated Continuing Company Board Member have entered into that certain Partial Waiver of Voting Agreement allowing the Designated Continuing Company Board Member to release shares of Common Stock subject to the Voting Agreement for the purpose stated hereinabove on the terms and conditions set forth in the Partial Waiver of Voting Agreement; and

WHEREAS, the undersigned parties now desire to amend the Plan as set forth below to clarify that shares of Common Stock that may be tendered into the Offer by both Discontinuing Company Board Members and Designated Continuing Company Board Members may include shares of Common Stock credited to their accounts under the Plan, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree to amend the Plan as follows:

1.	By adding the following new Section VII.H., as follows:

H.	Limited Withdrawal Rights.

Notwithstanding anything to the contrary contained herein, William H. Cameron, Michael G. Carlton, Kenneth A. Lucas, Francis R. Quis Jr. and Stephen K. Zaytoun (each, a “Discontinuing Company Board Member”) and Brent D. Barringer and Jon S. Rufty (each, a “Designated Continuing Company Board Member”) are each hereby permitted to withdraw some or all of such Participant’s shares of Common Stock (the “Withdrawn Shares”) held in his Compensation Account, solely for purposes of tendering such shares in a tender offer (the “Offer”) conducted by Piedmont Community Bank Holdings, Inc. (“Investor”) for shares of Common Stock.  The Offer is to be conducted pursuant to the terms of that certain Investment Agreement, dated as of February 23, 2011, as amended from time to time, by and among the Company, the Bank and Investor.  Each Discontinuing Company Board Member and Designated Continuing Company Board Member hereby agrees that any Withdrawn Shares that are not tendered into the Offer, or are not accepted for payment by Investor in the Offer, by reason of proration or otherwise, shall be promptly returned to the Purchasing Agent for redeposit into such Discontinuing Company Board Member’s or Designated Continuing Company Board Member’s Compensation Account.  Any and all proceeds of a tender attributable to the Withdrawn Shares shall be delivered to the tendering Discontinuing Company Board Member or Designated Continuing Company Board Member, as applicable, and shall not be redeposited into his Compensation Account.

2.	This amendment shall be governed and construed in accordance with the laws of the State of North Carolina.

[Signature Page Follows]

              IN WITNESS WHEREOF, the undersigned have executed this Amendment to the Plan this 14th day of November, 2011.

CRESCENT FINANCIAL CORPORATION

By:	/s/ Michael G. Carlton
Michael G. Carlton, President & CEO

CRESCENT STATE BANK

By:	/s/ Michael G. Carlton
Michael G. Carlton, President & CEO

FIRST SHAREHOLDER SERVICES solely in its capacity as
Purchasing Agent

By:	/s/ James D. Millen, Jr.
Name: James D. Millen, Jr.
Title: Senior Vice President

PARTICIPANTS EXECUTING AMENDMENT NO. 1
TO
AMENDED AND RESTATED DIRECTORS’ COMPENSATION PLAN

/s/ Michael G. Carlton
Michael G. Carlton

/s/ Brent D. Barringer
Brent D. Barringer

/s/ William H. Cameron
William H. Cameron

/s/ James A. Lucas, Jr.
James A. Lucas, Jr.

/s/ Kenneth A. Lucas
Kenneth A. Lucas

/s/ Charles A. Paul, III
Charles A. Paul, III

/s/ Francis R. Quis, Jr.
Francis R. Quis, Jr.

/s/ Jon S. Rufty
Jon S. Rufty

/s/ Stephen K. Zaytoun
Stephen K. Zaytoun